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                                                                    EXHIBIT 99.1

                  OXIGENE, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         Waltham, Mass.-(BUSINESS WIRE)-March 25, 2005-OXiGENE, Inc. (NASDAQ:
         OXGN, XSSE: OXGN) announced today that its Board of Directors has adopted a Stockholder Rights Plan (the "Rights Plan") that is designed to strengthen the ability of the Board of Directors to protect OXiGENE's stockholders. The plan was not adopted in response to any unsolicited offer or takeover attempt.

         Each stockholder of record of the Company on April 4, 2005, will receive a dividend of one Right for each outstanding share of Common Stock held. Each right represents the right to purchase, under certain circumstances, a share of OXiGENE's Common Stock. The rights are triggered upon the public announcement of the acquisition by a person or group of 15 percent or more of OXiGENE's Common Stock, or ten days after the commencement of a tender or exchange offer for OXiGENE Common Stock that would result in the acquisition of 15 percent or more of OXiGENE's Common Stock. The Rights expire March 24, 2015, unless redeemed or exchanged earlier by OXiGENE's Board of Directors. The Rights distribution will not be taxable to Stockholders.

         The Rights Plan is designed to protect OXiGENE stockholders against abusive or coercive takeover tactics and other takeover tactics not in the best interests of the company and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interest of OXiGENE and its stockholders. A complete copy of the Rights Plan will be included in a Form 8-K that OXiGENE plans to file today with the Securities and Exchange Commission. In addition, stockholders of records of OXiGENE on April 4, 2005, will be mailed a detailed summary of the Rights Plan.

         OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company's major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

         This news release about OXiGENE's Rights Plan may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any and all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE's
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         reports to the Securities and Exchange Commission, including OXiGENE's
         10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for a description of these risks.

         Contact: OXiGENE Inc.
                  James Murphy, 781-547-5900
                  Vice President and CFO
                  jmurphy@oxigene.com
                  or
                  MacDougall BioCommunications
                  Chris Erdman, 508-647-0209
                  Vice President
                  chris@macbiocom.com

         Source:  OXiGENE Inc.


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